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                                                                    EXHIBIT 11.1
                      COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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

                                                               Three Months Ended                        Nine Months Ended
                                                                    July 31,                                 July 31,
                                                               -------------------                      ------------------
Weighted average shares outstanding........................    21,551       20,427                      21,498      19,917
Common equivalent shares from stock options................       374          742                         432         725
                                                               ------       ------                      ------      ------
Number of shares used in computing per share amounts.......    21,925       21,169                      21,930      20,642
                                                               ======       ======                      ======      ======
Net income.................................................   $11,542      $21,169                     $33,415     $20,745
                                                               ======       ======                      ======      ======
Net income per share.......................................   $  0.53      $  0.38                     $  1.52     $  1.00
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